Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

Company Announces Record Revenue and Continued Growth in Earnings

FIRST QUARTER HIGHLIGHTS:

  Record Q1 net sales: $423.7 million, up 6.4% year over year
  Operating margin: 1.7%, up from 1.4% last year
  Net income: $4.8 million, up 41% year over year
  Diluted earnings per share: $.18, up from $.13 last year

MERRIMACK, N.H.--(BUSINESS WIRE)--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended March 31, 2008. Net sales for the three months ended March 31, 2008 increased by $25.5 million, or 6.4%, to $423.7 million from $398.2 million for the three months ended March 31, 2007. Net income for the quarter increased by $1.4 million to $4.8 million, or $.18 per share, compared to $3.4 million, or $.13 per share, for the corresponding prior year quarter.

“We are pleased with the Company’s overall performance during the first quarter of 2008, especially in light of this challenging market,” said Patricia Gallup, Chairman and Chief Executive Officer. “The PC Connection team delivered another quarter of record sales, and achieved significant increases in both operating income and earnings per share, largely due to our sales growth and our success in managing overall operating costs.”

Quarterly Sales Growth By Business Segment:

  Net sales for the small- and medium-sized business (SMB) segment increased by 2.7% to $240.1 million compared to the first quarter of 2007. Corporate outbound sales within the segment grew 8.7% year over year. Sales to consumers continued to decline, reflecting our focus on business customers.
  Net sales for MoreDirect, Inc., our Large Account segment, increased by 6.2% to $117.2 million compared to the first quarter of 2007. Revenue growth resulted primarily from the acquisition of several new enterprise customers and a greater share of existing customers’ business.
  Net sales to government and education customers (Public Sector segment) increased by $12.4 million, or 23.1%, to $66.4 million compared to the first quarter of 2007. Strong federal contract sales drove this double-digit increase.

Quarterly Sales Growth by Product Mix:

  Video, Imaging and Sound sales increased 30% year over year, accounting for 15% of net sales in the first quarter of 2008 compared to 12% for the corresponding prior year quarter. Strong video product sales drove the majority of this revenue growth.
  Software sales increased 16% year over year, accounting for 13% of net sales in the first quarter of 2008 compared to 12% of net sales for the first quarter of 2007.
  Storage Devices sales increased 22% year over year, accounting for 10% of net sales in the first quarter of 2008 compared to 9% of net sales for the corresponding period a year ago.
  Net/Com Products sales increased 20% year over year, accounting for 8% of net sales in the first quarter of 2008 compared to 7% of net sales for the corresponding period a year ago.
  Sales of Computer Systems, consisting of Notebooks, PDAs, Desktops, and Servers, decreased 7% year over year, accounting for 29% of net sales in the first quarter of 2008 compared to 33% of net sales for the corresponding period a year ago.

Gross profit dollars increased by $2.8 million, or 5.7%, in the first quarter of 2008 from the corresponding period a year ago primarily due to larger revenues in 2008. Gross profit margin, as a percentage of net sales, was down 10 basis-points to 12.4% in the first quarter of 2008 compared to the first quarter of 2007, primarily due to lower agency fee revenues in 2008 which are recorded on a net basis.

Overall annualized sales productivity increased 5% in the first quarter of 2008 compared to the first quarter of 2007. Sales productivity in our Large Account segment increased 16% in the first quarter of 2008 compared to the first quarter of 2007. Sales productivity in our Public Sector segment increased 17% year over year primarily due to increased Federal contract sales in 2008. For our SMB segment, productivity was level year over year. On a consolidated basis, the total number of sales representatives was 698 at March 31, 2008, compared to 675 at March 31, 2007 and 692 at December 31, 2007.

Total selling, general and administrative expenses (“SG&A”) for the quarter increased year over year by $1.2 million, or 2.7%, but decreased as a percentage of net sales to 10.7% for the first quarter of 2008 from 11.1% for the first quarter of 2007. The year-over-year dollar increase was primarily attributable to the incremental variable compensation associated with higher revenues and gross profits. Improved leverage of our cost structure decreased our SG&A expenses as a percentage of net sales in Q1 2008 compared to Q1 2007.

Ms. Gallup concluded, "The investments we are making to increase sales and improve efficiencies are producing positive results. Our first quarter performance reflects a solid team effort to run our business more effectively while continuing to offer the best customer service in our marketplace. We believe we have the right strategies, resources, and talent in place to continue to improve our operating performance and enhance long-term shareholder value."

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007. More specifically, the statements in this release concerning the Company’s outlook for 2008 and the statements concerning the Company’s gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth and the ability of the Company to improve sales productivity) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
At or for the Three Months Ended March 31,	2008		2007
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)
		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$423,724		$398,180		6%
Diluted earnings per share	$.18		$.13		38%

Gross profit margin	12.4%		12.5%
Operating margin	1.7		1.4
Return on equity (1)	8.5		6.8

Catalogs distributed	3,059,000		3,638,000		(16%)
Orders entered (2)	377,500		384,000		(2%)
Average order size (2)	$1,267		$1,190		6%

Inventory turns (1)	21		21
Days sales outstanding	44		42

Product Mix:
Notebooks & PDAs	$64,101	15%	$73,643	19%	(13%)
Desktops/Servers	58,409	14	57,528	14	2
Storage Devices	42,562	10	34,808	9	22
Software	56,146	13	48,286	12	16
Net/Com Products	35,794	8	29,819	7	20
Printers & Printer Supplies	40,839	10	41,653	11	(2)
Video, Imaging & Sound	62,291	15	48,101	12	30
Memory & System Enhancements	15,094	4	19,949	5	(24)
Accessories/Other	48,488	11	44,393	11	9
	$423,724	100%	$398,180	100%	6%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$143,344	34%	$122,832	31%	17%

Stock Performance Indicators:
Actual shares outstanding	26,803		26,802
Total book value per share	$8.52		$7.59
Tangible book value per share	$6.29		$5.31
Closing price	$7.92		$14.30
Market capitalization	$212,280		$383,269
Trailing price/earnings ratio (3)	9		24

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters

SELECTED SEGMENT INFORMATION
For the Three Months Ended March 31,	2008		2007
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB)	$240,149	13.9%	$233,933	13.5%
MoreDirect (Large Account)	117,208	10.8	110,315	10.8
GovConnection (Public Sector)	66,367	10.2	53,932	11.8
Total	$423,724	12.4%	$398,180	12.5%

CONSOLIDATED INCOME STATEMENTS
Three Months Ended March 31,	2008		2007
(Amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$423,724	100.0%	$398,180	100.0%
Cost of sales	370,980	87.6	348,265	87.5
Gross Profit	52,744	12.4	49,915	12.5

Selling, general and administrative expenses	45,393	10.7	44,193	11.1
Income From Operations	7,351	1.7	5,722	1.4

Interest expense	(162)	-	(208)	(0.1)
Other, net	159	-	201	0.1
Income tax provision	(2,574)	(0.6)	(2,330)	(0.5)
Net Income	$4,774	1.1%	$3,385	0.9%

Weighted average common shares outstanding:
Basic	26,860		26,680
Diluted	26,974		27,005
Earnings per common share:
Basic	$0.18		$0.13
Diluted	$0.18		$0.13

CONSOLIDATED BALANCE SHEETS	March 31,	December 31,
(Amounts in thousands)	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$20,488	$13,741
Accounts receivable, net	178,473	202,216
Inventories–merchandise	65,670	76,090
Deferred income taxes	2,880	2,858
Income taxes receivable	2,010	345
Prepaid expenses and other current assets	3,735	4,322
Total current assets	273,256	299,572
Property and equipment, net	22,807	20,831
Goodwill	56,867	56,867
Other intangibles, net	3,024	3,291
Other assets	308	318
Total Assets	$356,262	$380,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$571	$527
Accounts payable	86,413	111,140
Accrued expenses and other liabilities	19,428	20,557
Accrued payroll	6,959	10,816
Total current liabilities	113,371	143,040
Capital lease obligation to affiliate, less current maturities	4,141	4,309
Deferred income taxes	6,883	5,436
Other liabilities	3,486	3,784
Total Liabilities	127,881	156,569
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	94,368	94,132
Retained earnings	136,744	131,970
Treasury stock at cost	(3,004)	(2,065)
Total Stockholders’ Equity	228,381	224,310
Total Liabilities and Stockholders’ Equity	$356,262	$380,879

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Three months ended March 31, 2008 (Amounts in thousands)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Shares
	Shares	Amount			Shares	Amount	Total

Balance – December 31, 2007	27,252	$273	$94,132	$131,970	(327)	($2,065)	$224,310

Stock compensation expense	-	-	207	-	-	-	207

Exercise of stock options, including income tax benefits	3	-	29	-	-	-	29

Repurchase of common stock for Treasury	-	-	-	-	(92)	(939)	(939)

Net income	-	-	-	4,774	-	-	4,774

Balance – March 31, 2008	27,255	$273	$94,368	$136,744	(419)	($3,004)	$228,381

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, (Amounts in thousands)	2008	2007

Cash Flows from Operating Activities:

Net income	$4,774	$3,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,670	1,888
Provision for doubtful accounts	399	337
Deferred income taxes	1,425	(168)
Stock compensation expense	207	(68)
Income tax benefits from exercise of stock options	4	887
Excess tax benefit from exercise of stock options	(1)	(343)
Loss on disposal of fixed assets	-	6

Changes in assets and liabilities:
Accounts receivable	23,344	23,551
Inventories	10,420	2,000
Prepaid expenses and other current assets	(1,078)	(1,454)
Other non-current assets	10	8
Accounts payable	(25,180)	(21,910)
Accrued expenses and other liabilities	(5,284)	(2,179)
Net cash provided by operating activities	10,710	5,940

Cash Flows from Investing Activities:

Purchases of property and equipment	(2,926)	(1,474)
Net cash used for investing activities	(2,926)	(1,474)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	28,815	-
Repayment of short-term borrowings	(28,815)	-
Repayment of capital lease obligations	(124)	(217)
Purchase of treasury shares	(939)	-
Exercise of stock options	25	2,494
Excess tax benefit from exercise of stock options	1	343
Net cash (used for) provided by financing activities	(1,037)	2,620
Increase in cash and cash equivalents	6,747	7,086
Cash and cash equivalents, beginning of period	13,741	17,582
Cash and cash equivalents, end of period	$20,488	$24,668

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller